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Exhibit 10.8

NOTE: THIS DOCUMENT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST PURSUANT TO RULE 24b-2 UNDER THE SECURITIES ACT OF 1933. PORTIONS OF THIS DOCUMENT FOR WHICH CONFIDENTIAL TREATMENT HAS BEEN REQUESTED HAVE BEEN REDACTED AND ARE MARKED BY "***". SUCH REDACTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE COMMISSION PURSUANT TO THE CONFIDENTIAL TREATMENT REQUEST.

APPROVED SUPPLIER AGREEMENT

As of

November 30, 2006

among

NEW WORLD RESTAURANT GROUP, INC.,

EINSTEIN AND NOAH CORP.,

MANHATTAN BAGEL COMPANY, INC.,

HARLAN BAGEL SUPPLY COMPANY, LLC,

and

HARLAN BAKERIES, INC.

APPROVED SUPPLIER AGREEMENT

        This approved supplier agreement (the "Agreement") is made and entered into as of November 30, 2006 by and among New World Restaurant Group, Inc., a Delaware corporation ("NWRG"), Einstein and Noah Corp., a Delaware corporation ("ENC"), Manhattan Bagel Company, Inc., a New Jersey corporation ("MBC"), Harlan Bagel Supply Company, LLC, an Indiana limited liability company (the "Supplier"), and Harlan Bakeries, Inc., an Indiana corporation ("Harlan"). The Supplier and Harlan are herein sometimes individually referred to as a "Harlan Company" and collectively referred to as the "Harlan Companies."

Recitals

        A.    The Harlan Companies are engaged in the production and distribution of frozen and baked bagels and other frozen and baked goods and have supplied products to New World (as hereinafter defined) for a number of years.

        B.    NWRG, directly and through its wholly-owned subsidiaries and affiliates, owns and operates retail bagel stores and "quick casual" restaurants. In addition, NWRG, directly and through its wholly-owned subsidiaries and affiliates, has granted or intends to grant franchise and licensing rights to franchisees and licensees that own and operate (or, shall own and operate) retail bagel stores or "quick casual" restaurants using NWRG's and its subsidiaries' and affiliates' respective proprietary operating systems and products, including but not limited to proprietary bagel recipes, formulations and manufacturing processes.

        C.    The parties desire to enter into a new agreement to govern their relationship from and after the Effective Time (defined below), all as hereinafter set forth.

Covenants

        In consideration of the premises and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.0 Definitions

        1.1   As used herein the following terms shall have the meanings given them below:

        "Accounting Period" shall mean one of twelve (12) periods of four or five consecutive weeks in each fiscal year of the Supplier during the Term that is designated by the Supplier as an accounting period. In the event that the Supplier materially changes its fiscal year, Accounting Period shall mean one of the twelve (12) calendar months of each calendar year.

        "Authorized Recipients" shall mean any person or entity approved in advance in writing by the Chief Executive Officer, Chief Operating Officer or Vice President of Supply Chain of NWRG (or such other person designated by any one of them in writing) to receive deliveries of Products from either of the Harlan Companies. At any time, NWRG may retract or curtail its approval of any particular person or entity as an Authorized Recipient, after which retraction or curtailment such person or entity shall no longer qualify as an Authorized Recipient or their authorization may be restricted as designated by NWRG, as the case may be. Notwithstanding any provision of this Agreement to the contrary, and absent retraction of such designation in the future, the following persons/entities shall constitute Authorized Recipients: New World, any New World Subsidiary (including without limitation ENC and MBC), Costco (including The Price Company), and certain distributors set forth on the attached Exhibit C, or as may hereafter be authorized by NWRG in writing from time-to-time.

        "Bagel Lines" shall mean the Winkler frozen dough bagel lines owned and operated by the Harlan Companies, together with the other components of such bagel production lines installed in the Production Facility, including without limitation mixers, bagel cooking unit, proofer, retarder, blast freezer, and packaging equipment and improvements or additions thereto, or replacements thereof.

        "Category A Products" shall mean all products (including products co-branded) produced on the Bagel Lines by the Harlan Companies that are intended for delivery or sale to Authorized Recipients and produced using Formulations, Specifications, Procedures, technology (patented or otherwise) or other trade secrets developed, or owned by, or licensed to, New World, specifically including, without limitation, Einstein Bros. Bagels, Manhattan Bagels, and New World Restaurant Group Bagels; Powerbagels,® and Good Grains™ bagels

        "Category B Products" shall mean all products produced by the Harlan Companies for New World that are not Category A Products, to include Par Baked Bagels, baked bagels not consisting of Par Baked Bagels, other baked products, muffins and cupcakes.

        "Contract Minimum" shall have the meaning ascribed to it in Section 3.2.1.

        "Effective Time" shall mean after the close of business on the 31stday of December, 2006.

        "Einstein Bros. Bagels" shall mean Category A Products produced by the Harlan Companies on the Bagel Lines in accordance with New World's specifications therefor and which are to be sold to the public under the trademarks and proprietary rights owned, franchised and/or licensed by ENC.

        "Equipment Lease" shall have the meaning ascribed to it in Section 9.3.2.

        "Force Majeure" shall have the meaning ascribed to it in Section 12.5.

        "Formulations" shall have the meaning ascribed to it in Section 2.4.1.

        "Harlans" shall mean Doug H. Harlan, Hal P. Harlan and Hugh P. Harlan.

        "Lease" shall mean that certain Lease Agreement dated August 27, 1996 between Harlan and the Supplier, as may be amended from time to time between Harlan and the Supplier.

        "Manhattan Bagels" shall mean Category A Products produced by the Harlan Companies on the Bagel Lines in accordance with New World's specifications therefor and which are to be sold to the public under the trademarks and proprietary rights owned, franchised and/or licensed by MBC.

        "Materials Cost" shall mean the Supplier's cost of ingredients and packaging used in manufacturing the Products determined in the manner set forth in Exhibit A hereto. For this purpose, ingredients shall include corn meal used in manufacturing the Products.

        "New World" shall mean, collectively, NWRG and all New World Subsidiaries, regardless whether now existing or hereafter acquired or created.

        "New World Franchisee" shall mean a franchisee or licensee of NWRG or of a New World Subsidiary.

        "New World Restaurant Group Bagels" shall mean Category A Products produced by the Harlan Companies on the Bagel Lines in accordance with New World's specifications therefor, and which are to be sold to the public under the trademarks and/or proprietary rights owned, franchised and/or licensed by New World, except that such Products will not include Einstein Bros. Bagels or Manhattan Bagels.

        "New World Subsidiary" shall mean a subsidiary of NWRG, including, specifically, without limitation, ENC and MBC.

        "Option Agreement" shall mean that certain Second Amended and Restated Option Agreement dated October 15, 2002 among the parties hereto and the Harlans.

        "Par Baked Bagels" shall mean bagels which are to be partially baked by Harlan before freezing, as specified and directed by NWRG, ENC or MBC.

        "Prior Agreement" means that certain Second Amended and Restated Project and Approved Supplier Agreement dated April 28, 2002, as amended, and entered into by and among the parties hereto and the Harlans.

        "Procedures" shall have the meaning ascribed to it in Section 2.4.1.

        "Production Facility" shall mean collectively the production facilities owned and/or operated by the Harlan Companies in Avon, Indiana, Indianapolis, Indiana, and Denver, Colorado.

        "Products" shall mean all Category A and Category B Products.

        "Proprietary Information" shall have the meaning ascribed to it in Section 11.1.

        "Quarterly Period" shall mean the first three Accounting Periods of the Supplier during each fiscal year of the Supplier during the Term and each subsequent period of three Accounting Periods thereafter during said fiscal year. In the event the Supplier materially changes its fiscal year, Quarterly Period shall mean a calendar quarter period.

        "Right of First Refusal Agreement" shall mean that certain Second Amended and Restated Right of First Refusal Agreement dated October 15, 2002 by and among NWRG, ENC, MBC, Harlan and the Harlans.

        "Specifications" shall have the meaning ascribed to it in Section 2.4.1.

        "Steering Committee" shall have the meaning ascribed to it in Section 4.5.

        "Term" shall mean the period commencing at the Effective Time and continuing until the date this Agreement expires pursuant to Section 3.1 hereof, unless earlier terminated.

        All Exhibits and Schedules to this Agreement are incorporated herein by this reference.

Article 2.0 Purchase and Sale of the Products

        2.1   Designation of the Supplier and Harlan as an Approved Supplier. NWRG, ENC and MBC hereby designate the Supplier and Harlan as an approved supplier of Products only to Authorized Recipients. On the terms and subject to the conditions set forth herein, and during the Term hereof, the Harlan Companies agree to sell to Authorized Recipients those Products produced by the Harlan Companies at the Production Facility, in such quantity as they may order from time to time. NWRG, ENC and MBC shall have the right, at any time, to direct the Harlan Companies in writing not to sell Products to any Authorized Recipient. The Harlan Companies agree not to sell Products to any person other than Authorized Recipients as then-currently approved.

        2.2   Orders. Orders may be placed with either Harlan Company by Authorized Recipients. Authorized Recipients shall notify the applicable Harlan Company from time to time of the quantity of Products they wish to purchase from the applicable Harlan Company by placing purchase orders with the applicable Harlan Company. Each order shall be filled by the applicable Harlan Company within ten (10) business days after the Supplier's receipt of the order. The Harlan Companies expressly acknowledge and agree that New World has delegated to an Authorized Recipient all rights and obligations to place, receive and/or otherwise account for (i.e., proof of shipment, shortages, overages, damages, inventory tracking/control, lead time, payment term, etc.) orders placed by Authorized Recipients.

        2.3   Delivery and Shipment; Transfer of Title; Risk of Loss. Products supplied hereunder shall be shipped F.O.B. the Production Facility, and ownership and risk of loss with respect to the Products supplied hereunder shall pass to the Authorized Recipient when delivered to a carrier at the F.O.B. point, except that Products supplied to Costco are shipped F.O.B. destination, until otherwise mutually agreed by Supplier, Costco and New World. New World agrees that it and/or its Authorized Recipients will have the sole responsibility to coordinate the shipment of Products from the Production Facility in a manner to ensure that each shipment contains a load of Products to maximize the use of space within a given truck. New World expressly acknowledges and agrees that the Harlan Companies will not be responsible for any delays in shipment or increased freight costs caused by New World's failure to coordinate such shipments.

        2.4   Quality.

          2.4.1 Category A Products. The Category A Products shall be produced (a) using such formulations as New World shall specify from time to time in writing (the "Formulations"), (b) in accordance with such size, weight and other specifications as New World shall establish from time to time in writing (the "Specifications"), and (c) in accordance with such manufacturing procedures as New World shall specify from time to time in writing (the "Procedures"), all of which, the Harlan Companies expressly acknowledge, constitute Proprietary Information. The Harlan Companies agree that they shall not analyze or reverse engineer any such Formulations, Specifications and Procedures or any ingredients supplied for use therein.

          2.4.2 Category B Products. The Category B Products shall be produced using such formulations, specifications and procedures as New World and Supplier shall mutually specify from time to time in writing.

          2.4.3 Changes. All Formulations, Specifications and Procedures are subject to change, and Formulations, Specifications and Procedures for new Category A Products may be established, upon reasonable written notice from NWRG (or through a New World Subsidiary) to the Supplier at any time, except that (x) the Supplier shall have such time as may be reasonably necessary for the Supplier to implement such changed Formulations, Specifications and Procedures in its production of the Products, and (y) to the extent certain changes in Formulations, Specifications and Procedures could result in positive or negative adjustments in Supplier's costs, such adjustments will be passed on to New World, and if such changes would require Supplier to purchase capital equipment, the parties will mutually agree as to the allocation of costs and expenses associated with same.

        2.5   Packaging and Labeling. The Category A Products and Par Baked Bagels shall be packaged using such packaging materials and labeling as shall be determined by NWRG or by its designated New World Subsidiary. The Supplier agrees to maintain an inventory of such packaging materials and labels which shall be consistent with the quantity of Category A Products and Par Baked Bagels estimated in the rolling good faith estimates made by NWRG, or as otherwise reasonably directed by NWRG. Supplier agrees to have a legend legibly and conspicuously printed on all shipping cartons of Products in substantially the following form, unless otherwise required by NWRG:

  "NOTICE: This product is sold by Harlan Bagel Supply Company, LLC under a trademark license from New World Restaurant Group, Inc. for distribution only to authorized parties designated by New World Restaurant Group, Inc. Any other distribution is a violation of this trademark license."

The Category B Products (other than Par Baked Bagels) shall be packaged using such packaging materials and labeling as shall be reasonably and mutually agreed to by NWRG and the Supplier.

        2.6   Ingredients. New World shall have the discretion to arrange for the procurement of all ingredients and raw materials used to produce the Category A Products and Par Baked Bagels on standard vendor terms, provided however, that, at New World's option, New World may require Supplier to procure certain ingredients, so long as the same are available on standard and customary vendor terms reasonably satisfactory to Supplier.

        2.7   Payment; Billing.

          2.7.1 Payment Terms; Interest. Payment terms for all Products to all Authorized Recipients shall be (a) net *** days, together with interest at a rate of 12% per annum from the date any amounts are past due or (b) such other terms as are mutually agreed by the seller and buyer, respectively, of the Products. Further, New World agrees that any amounts due from New World or any New World Subsidiary will be paid by ACH electronic payment or wire transfer within the net *** day terms provided above. Any amounts owed by NWRG under Section 3.2.3 or 4.4 shall bear interest at a rate of 12% per annum during any period such amounts are past due and remain unpaid.

          2.7.2 Non-Payment. Supplier agrees to provide New World with written notice (by electronic mail to New World's designated representative) of any Authorized Recipient who has not paid invoices within ten days of the due date. New World will cooperate with Supplier to seek to obtain payment or resolve any disputes with Authorized Recipients. Supplier may cease the supply of Products to any particular Authorized Recipient if any balance owed by such Authorized Recipient to the Supplier for Products is not paid within *** days after the date of invoice. Upon payment in full of all amounts due, Supplier or Harlan shall resume supply to such entity in accordance with the terms of this Agreement.

          2.7.3 Collection Risk. Notwithstanding anything else in this Agreement, Supplier and Harlan shall look solely to each Authorized Recipient for payment on orders placed. In no event shall NWRG be responsible for payment of any orders placed by any entity other than New World or a New World Subsidiary.

Article 3.0 Volume; Scheduling

        3.1   Term. The initial term of this Agreement will be for five (5) years and shall commence at the Effective Time and continue until December 31, 2011. At least twelve (12) months prior to the conclusion of such initial term, provided that the Harlan Companies are not then in default, and are financially stable, the parties hereto will commence with good faith negotiations on a five (5) year extension to this Agreement. NWRG's pursuit of competitive bids for the business and/or self-manufacturing capabilities shall not be deemed to be a breach of its good faith obligation.

        3.2   Volumes.

          3.2.1 Contract Minimums. The parties acknowledge that NWRG will select the amount of Category A Products it (and other Authorized Recipients) will purchase in a given Contract Year (the "Contract Minimums"), which selection will determine the minimum amount of Category A Products to be purchased by Authorized Recipients for purposes of Section 3.2.2. The parties agree that the Contract Minimum for Contract Year 1 will be selected by NWRG by no later than December 10, 2006. For these purposes, Contract Year 1 shall commence at the Effective Time, and shall end at the end of the fourth Quarterly Period in the fiscal year 2007 ("Contract Year 1"). Subsequent Contract Years will commence on the first day of the first Quarterly Period of such subsequent years and end at the end of the fourth Quarterly Period of such subsequent years. The relevant Contract Minimums for Contract Years will be determined by NWRG by December 10 of each calendar year by providing written notice to Supplier of the selected level of Contract Minimums for the following year, which must be one of the six Contract Minimum options set forth in the table below (although the first two Contract Minimum options set forth in the table below will only be available in Contract Year 1).

Contract Minimum Level Options for Category A Products
(in cases of 120 bagels) to be selected by NWRG:
*** (available only for Contract Year 1)
*** (available only for Contract Year 1)
***
***
***
***

        Notwithstanding the foregoing, however, in the event that Costco ceases to purchase Category A Products from New World, the Contract Minimums for the then applicable Contract Year will be reduced by *** cases (with such amount pro rated in accordance with the remaining days in such Contract Year). Further, in such event the Contract Minimum level options in the table above for the following Contract Years will be reduced by *** cases.

        For purposes of meeting the Contract Minimums, every two muffins and cupcakes shipped by Harlan will equate to one Category A Product, notwithstanding the fact that muffins and cupcakes constitute Category B Products, and every Good Grains bagel shipped by Harlan will equate to one Category A Product that are produced on the Bagel Lines.

          3.2.2 On the terms and subject to the conditions set forth herein, in the event that Category A Products shipped by Supplier are less than the relevant Contract Minimums during the periods provided below, then, NWRG (or such New World Subsidiaries, New World Franchisees or Authorized Recipients as NWRG shall select) shall make a payment ("Make-Whole Payment") as hereinafter provided.

        (a)   As to each Quarterly Period, as follows:

            (i)    Category A Products equal to 23% of the relevant Contract Minimum during the first Quarterly Period of each year during the Term;

            (ii)   Category A Products equal to 23% of the relevant Contract Minimum during the second Quarterly Period of each year during the Term;

            (iii)  Category A Products equal to 22% of the relevant Contract Minimum during the third Quarterly Period of each year during the Term; and

            (iv)  Category A Products equal to 24% of the relevant Contract Minimum for the fourth Quarterly Period of each year during the Term.

        (b)   As to each Contract Year, Category A Products equal to 100% of the Contract Minimum for each such Contract Year;

          3.2.3 In the event the minimum volume requirements provided for in Section 3.2.2(a) are not satisfied for any Quarterly Period (the "Measuring Quarter"), then the Make-Whole Payment shall be equal to the excess of the minimum amounts for the Measuring Quarter over the amounts actually shipped during the Measuring Quarter, multiplied by *** per bagel. Such Make-Whole Payment shall be made within the Quarterly Period following the Measuring Quarter, except that any Make-Whole Payments for any Quarterly Period within Contract Year 1 shall be deferred and paid together within the first Quarterly Period after the end of Contract Year 1. Deferred amounts shall not accrue interest charges until past due (after the end of the first Quarterly Period after the end of Contract Year 1). In the event the minimum volume requirements provided for in Section 3.2.2(b) as to any Contract Year are not satisfied, then the Make-Whole Payment shall be equal to the excess of the Contract Minimum for such Contract Year over the amounts actually shipped during such Contract Year, multiplied by *** per bagel, with such Make-Whole Payment to be made within the first Quarterly Period after the end of such Contract Year, except that any

  Make-Whole Payments made as a result of Section 3.2.2(a) will be credited toward the Make-Whole Payment due for failing to satisfy the minimum volume requirements provided for in Section 3.2.2(b) as to any Contract Year.

          3.2.4 Volume Estimates. During the Term, NWRG agrees to use reasonable best efforts to provide the Supplier, at the beginning of each month, good faith, twelve (12) month rolling estimates of the volume by Category A and Category B Products (by SKU) it expects to be ordered from the Supplier. Such estimates shall be used for planning purposes only and shall not be deemed orders or otherwise create any commitment whatsoever on the part of New World or any Authorized Recipient. Supplier will not be required to supply Category A Products exceeding the following percentages of the Contract Minimums in any given Contract Year in the applicable Quarterly Periods noted below: first Quarterly Period—27%; second Quarterly Period—27%; third Quarterly Period—26%; and fourth Quarterly Period—27%.

        In addition, NWRG will advise the Supplier:

  (a)
  at least 6 weeks in advance of the date of proposed delivery, the types and likely quantities of the Products required as a result of business conditions that are likely to cause increased sales of the Products such as special promotions (including seasonal items) or special sales of the Products;

  (b)
  of seasonal shifts in demand for Par Baked Bagels and of increased or decreased store counts or third party customers which could affect Par Baked Bagel demand; and

  (c)
  at least 8 weeks in advance of New World's intention to discontinue a regularly produced Product, which excludes seasonal or special promotion Product.

Article 4.0 Pricing

        4.1   Pricing.

          4.1.1 Category A and B Products. The price for Category A and B Products is set forth on Schedule 4.1.1. The price charged by Supplier for Category A and B Products shall be equal to the Materials Cost plus the Loss Factor plus the Energy Cost (as hereinafter defined), plus a toll charge per bagel (the "Toll Charge"). The Toll Charge for Category A and Category B Products will be based on the tables attached hereto as Schedule 4.1.1, except that the Toll Charge and Energy Costs for Category A Products in Contract Year 1 will be *** per bagel, if NWRG selects *** cases as the Contract Minimum or *** per bagel, if NWRG selects *** cases as the Contract Minimum, for Contract Year 1 pursuant to Section 3.2.1 hereof. In addition, if Costco ceases to purchase Category A Products from New World as referenced in Section 3.2.1, the Toll Charge for Category A Products will be increased in accordance with Schedule 4.1.1. The Loss Factor, the Toll Charge and the Energy Cost shall be subject to adjustment as provided in Sections 4.1.2, 4.1.3, 4.2, 4.3 and 4.4 hereof. The Loss Factor will be equal to *** multiplied by the Materials Cost as to the Products constituting Einstein Bros. Bagels and *** multiplied by the Materials Cost as to the Products constituting Manhattan Bagels, New World Restaurant Group Bagels and Category B Products. The Energy Cost initially will be equal to *** per Einstein Bros. and Manhattan and New World Restaurant Group Bagels and other Category A Products which are frozen, *** per Par Baked Bagels and *** per muffin and other baked Products. The "Energy Cost" means the cost of use of utilities incurred by the Harlan Companies in producing Products, to include water, sewer, gas and electricity.

          4.1.2 Material Costs. The Materials Cost shall be determined based upon a Statement of Materials Cost for each Quarterly Period which shall be prepared by the Supplier in accordance with the provisions of Exhibit A. Each Statement of Materials Cost shall[This is covered in 4.2 below] include the information required by Exhibit A. The Supplier and Harlan acknowledge that a copy of each Statement of Materials Cost may be provided by NWRG to any New World Subsidiary or New World Franchisee.

          4.1.3 Energy Costs. The Energy Cost shall be determined based upon a Statement of Energy Costs for each Contract Year which shall be prepared by the Supplier in accordance with the provisions of Exhibit B. The Energy Cost will be adjusted annually commencing July 1, 2007 and each July 1 thereafter and will be based upon the Energy Cost in effect immediately before such adjustment, and then adding or subtracting, as the case may be, an amount equal to such amount multiplied by the percentage increase/decrease in the actual cost per unit of measure (i.e, kilowatt, therm, 100 cubic feet) as actually charged to the Harlan Companies for the four Quarterly Periods ending closest to March 31 of the year in which the Energy Cost adjustment is to take place.

        4.2   Quarterly Adjustments. Throughout each year of the Term of this Agreement on February 15, May 15, August 15 and November 15 (each a "Notification Date"), the Harlan Companies will notify New World in writing the Material Costs of the relevant price to be adjusted for any Product to reflect only changes in the actual cost of different ingredients of the Product and changes in cost of packaging to the Harlan Companies which adjustment will be consistent with the Statement of Materials Costs. The Harlan Companies' written notice will include sufficient details about each ingredient and packaging to justify the proposed price adjustment.

        The adjusted price will be verified by New World and take effect as follows:

Notification Date:	Effective Price Change to Authorized Recipients:
February 15	First Day of Second Quarterly Period of Each Fiscal Year of Supplier
May 15	First Day of Third Quarterly Period of Each Fiscal Year of Supplier
August 15	First Day of Fourth Quarterly Period of Each Fiscal Year of Supplier
November 15	First Day of the First Quarterly Period of Each Fiscal Year of Supplier

        4.3   Annual Adjustment. Except as provided below as to Par Baked Bagels and muffins for January 1, 2007 and July 1, 2007, commencing on July 1, 2007 and each July 1 thereafter, the Toll Charge for the Products shall be adjusted by the percentage change in the Consumer Price Index (excluding those components attributable to raw food components and energy) for the Midwest U.S. region (which includes Indianapolis, Indiana), published by the Department of Labor for the 12 month period ("CPI") ending on March 31st of the current year. As to Par Baked Bagels and muffins: on January 1, 2007, the Toll Charge shall be adjusted by the percentage change in the CPI ending on September 30, 2006; and on July 1, 2007, the Toll Charge shall be adjusted by *** of the CPI ending on March 31, 2007. In the event the CPI ceases to be published for any reason, the parties shall select another index designed to approximate as closely as practicable the CPI.

        4.4   Price Adjustments for Product Changes. In the event that changes in Formulations, Specifications or Procedures for Category A Products, or formulations, specifications or procedures for Category B Products result in additional costs or savings to Harlan or the Supplier that are not reflected in Materials Cost, the Toll Charge, the Loss Factor and/or the Energy Cost, there shall be appropriate adjustments in the pricing of Category A or B Products, if applicable, to reflect such cost increases or savings. In addition, the parties agree that New World shall bear the cost of Product losses and production related costs that arise from the development of the Products or test runs of the Products, except that Supplier will be responsible for bench trials related to new product innovations. The Supplier shall invoice New World for each such cost in a timely manner. Costs associated with such research and development shall be reimbursed within *** days of invoice.

        4.5   Continuous Improvement and Gain Sharing. Each party shall designate up to 3 members from its respective operations and supply chain functions to serve on a Steering Committee (the "Steering Committee"). The parties agree to generate by January 1, 2007 and maintain thereafter on a routine basis unless otherwise agreed, an ongoing list of new opportunities and products and continuous improvement ("CI") opportunities. This list shall be reviewed quarterly by the Steering Committee unless otherwise agreed. CI opportunities are expected to become a source of future volume growth and cost savings. Improvement projects approved by the Steering Committee will become active projects in both organizations and require quality assurance or management approval prior to implementation. The business benefits will be translated into economic benefits to be shared as agreed by the parties on a project by project basis and incorporated into the financial plans and all impacted price agreements, except that savings realized by Supplier from operating efficiencies will be retained by Supplier.

Article 5 Grant of License to Intellectual Property

        5.1   Formulations, Specifications and Procedures. All Formulations, Specifications and Procedures shall be owned exclusively by New World but the Supplier shall have a nonexclusive license, without the right to grant sublicenses, to use such Formulations, Specifications and Procedures and other intellectual property of New World (including U.S. patent no. 5,707,676) to produce Category A Products for sale to Authorized Recipients under the terms and conditions of this Agreement, and the Supplier shall have a license to use the Formulations, Specifications and Procedures and other intellectual property of New World (including U.S. patent no. 5,707,676 owned by ENC as successor to ENBC) to produce Category B Products, to the extent and on the terms granted by NWRG, ENC or MBC, it being understood that any such license may be granted or withheld in the sole discretion of NWRG, ENC or MBC. Within a reasonable time after receipt of Supplier's written request, NWRG (on behalf of itself and, as the case may be, ENC and MBC) shall advise Supplier in writing of the Formulations, Specifications, Procedures and other production-related Proprietary Information of New World used to produce Category A Products.

        All formulations, specifications and procedures for Category B Products shall be owned by the party who developed such formulations, specifications and procedures but the non-owning party shall have a nonexclusive license during the Term, without the right to grant sublicenses, to use such formulations, specifications and procedures to produce Category B Products for sale to Authorized Recipients under the terms and conditions of this Agreement.

        5.2   Trademarks. All trademarks, trade names and trade dress (together, the "Marks") appearing on or in packaging and labeling are and shall remain New World's exclusive property, but the Supplier shall have a royalty-free nonexclusive license, without the right to grant sublicenses, to use such Marks solely to package and label the Products manufactured in accordance with the provisions of this Agreement for sale to Authorized Recipients under this Agreement; provided that Supplier shall submit to NWRG, for NWRG's prior review, a copy of all proposed uses of the Marks, advertising material, promotional plans, POS material, packaging, containers, labels, and any other marketing materials whatsoever for the Products. NWRG shall have the right to approve or reject, in writing, any proposed item. If NWRG does not give Supplier its written approval within fifteen (15) days of the date of receipt by NWRG of such materials, NWRG shall be deemed to have approved them.

Article 6.0 Product Warranties

        The Supplier and Harlan warrant to NWRG and all New World Subsidiaries, New World Franchisees and other Authorized Recipients that purchase Products from the Harlan Companies that each of the following is true.

        6.1.  Standard Warranties. Each shipment of Products supplied hereunder shall be manufactured in accordance with the provisions of Section 2.4 and 2.5 hereof, shall be of good and merchantable quality and shall be fit for the purposes for which they are intended to be used, except to the extent any lack of merchantability or lack of fitness for the intended purposes is attributable to the proper and correct use of the Formulations, Procedures, Specifications and other production-related Proprietary Information of New World;

        6.2   Not Adulterated. None of the Products supplied hereunder shall be adulterated or misbranded within the meaning of the Federal Food Drug and Cosmetics Act, as amended, except to the extent misbranding is attributable to the proper and correct use of the Formulations, Procedures or Specifications, and none of the Products will be an article which may not be introduced into interstate commerce under the provisions of Section 404, 409 or 706 of that Act; none of the Products supplied hereunder shall be adulterated or misbranded within the meaning of any applicable provision of any state or municipal law, which provision is similar to any provision of the Federal Food, Drug and Cosmetics Act, as amended; except to the extent misbranding is attributable to the proper and correct use of the Formulations, Procedures or Specifications or other production-related Proprietary Information of New World or the proper and correct use of the Marks or other packaging or labeling required by NWRG; and

        6.3   Compliance with Laws. The manufacture, production and labeling of the Products shall comply with all applicable federal and state laws, regulations, and orders (including without limitation those enforced or issued by the United States Department of Agriculture, the Food and Drug Administration, and the Federal Trade Commission and their counterpart departments and agencies of state government); except to the extent the same is attributable to the proper and correct use of the Formulations, Procedures, Specifications and other production-related Proprietary Information of New World or the proper and correct use of the Marks or other packaging or labeling required by NWRG.

All of the foregoing warranties shall survive inspection and acceptance of any of the Products, and payment therefor, by NWRG, New World Subsidiaries, New World Franchisees and Authorized Recipients.

Article 7.0 Representations and Warranties of the Harlan Companies

        In order to induce NWRG, ENC and MBC to enter into this Agreement and to perform their obligations hereunder, the Harlan Companies jointly and severally represent and warrant to NWRG, ENC and MBC that:

        7.1   Authority. Each of the Harlan Companies is duly organized and validly existing under the laws of the jurisdiction of its incorporation or formation, with full corporate or limited liability company power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of each of the Harlan Companies.

        7.2   Enforceability. This Agreement has been duly executed and delivered by each of the Harlan Companies and is a valid and binding obligation of each of them, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by the Harlan Companies nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of its organizational documents, or of any law, ordinance or regulation or any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against either of the Harlan Companies or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against either of the Harlan Companies or the assets and properties of either of them, except notice of termination of the Equipment Lease described in Section 9.3.2 hereof, the Option Agreement and the Right of First Refusal Agreement pursuant to the financing documents of the Harlan Companies with their senior lenders, and the Harlan Companies represent and warrant they have or will timely comply with such notice requirements. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by the Harlan Companies and the consummation by them of the transactions contemplated hereby.

        7.3   Approvals. Each of the Harlan Companies possesses all licenses and other required governmental or official approvals, permits or authorizations, the failure to possess which would, individually or in the aggregate, have a material adverse effect on their ability to perform their respective obligations under this Agreement. All such licenses, approvals, permits and authorizations are in full force and effect, each of the Harlan Companies is in material compliance with its requirements, and no proceeding is pending or to the best of the knowledge of the Harlan Companies, threatened to revoke or amend any of them.

        7.4   Ability to Perform. There are no actions, suits, claims, governmental investigations or arbitration proceedings pending or, to the best of the knowledge of the Harlan Companies, threatened against or affecting either of the Harlan Companies or any of their respective assets or properties which could have a material adverse effect on their ability to perform their respective obligations under this Agreement, and there are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which either of the Harlan Companies is or was a party, which could have a material adverse effect on their ability to perform their respective obligations under this Agreement.

        7.5   Compliance with Laws. Each of the Harlan Companies is in material compliance with all laws, regulations and orders applicable to their performance under this Agreement.

Article 8.0 Representations and Warranties of NWRG, ENC and MBC

        In order to induce the Harlan Companies to enter into this Agreement and to perform their obligations hereunder, NWRG, ENC and MBC jointly and severally represent and warrant to the Harlan Companies that:

        8.1   Authority. They are each duly organized and legally existing under the laws of their incorporation, with full corporate power and authority to enter into this Agreement and to carry out the transactions and agreements contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

        8.2   Enforceability. This Agreement has been duly executed and delivered by NWRG, ENC and MBC and is a valid and binding obligation of each corporation, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or violate any provision of the certificate of incorporation of bylaws of NWRG, ENC or MBC or of any decree or order of any court or administrative or other governmental body which is either applicable to, binding upon or enforceable against NWRG, ENC or MBC; or (b) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is either binding upon or enforceable against NWRG, ENC or MBC, except for any conflicts, breaches, terminations or defaults that would not, individually or in the aggregate have a material adverse affect on the financial condition, business or assets of NWRG, ENC or MBC. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other government authority is required in connection with the execution and delivery of this Agreement by NWRG, ENC or MBC and the consummation of the transactions contemplated hereby, except to the extent this Agreement, in the reasonable opinion of NWRG's counsel, constitutes a "material agreement" under the rules and regulations promulgated by the Securities and Exchange Commission of the United States of America, in which case NWRG will need to file this Agreement with the SEC. In such event, NWRG will use commercially reasonable efforts to obtain permission to file the Agreement with all specific pricing, volumes and other non-public information redacted in any publicly available version of the Agreement.

        8.3   Compliance with Laws. NWRG, ENC and MBC are in material compliance with all laws, regulations and orders applicable to their performance under this Agreement.

Article 9 Other Covenants of the Parties

        9.1   Compliance with Laws; Taxes. Each party shall comply with all governmental laws, regulations and orders applicable to its operations under this Agreement, and to bear any and all taxes, fees or other governmental charges applicable to its operations.

        9.2   New World in Production Facility. The Harlan Companies shall permit representatives of New World to (a) inspect the Production Facility at any reasonable time to assure compliance with the terms of this Agreement, (b) observe the manufacturing of the Products and (c) participate in research and development activities, and all such individuals will comply with the Harlan Companies' established policies and procedures applicable to similarly situated employees and will be bound by the confidentiality provisions of Article 11 hereof.

        9.3   Termination of Other Agreements; Equipment Lease.

          9.3.1 Other Agreements. The Harlans, the Harlan Companies, New World (and specifically NWRG, MBC and ENC) hereby expressly agree to terminate the Option Agreement, the Right of First Refusal Agreement, the Leasehold Mortgage dated as of August 27, 1996, executed by Supplier in favor of New World's predecessor, that certain Subordination and Non-Disturbance Agreement dated as of August 27, 1996 by and among New World's predecessor, Hal P. Harlan, Harlan and Supplier and that certain Intercreditor Agreement dated August 27, 1996 by and among LaSalle National Bank, New World's predecessor, Supplier and Harlan as of the later of (a) the consummation of the purchase by one of the Harlan Companies of the equipment associated with the Bagel Lines in accordance with the Equipment Lease described below in Section 9.3.2 or (b) the Effective Time. On or after termination of such agreements, NWRG, MBC and ENC agree to execute and deliver to the Harlan Companies documents in recordable form to confirm the termination of such Leasehold Mortgage and such Subordination and Non-Disturbance Agreement.

          9.3.2 Equipment Lease. The parties acknowledge that equipment associated with the Bagel Lines is currently leased by New World to Supplier pursuant to a certain Amended and Restated Equipment Lease dated as of May 1, 1998, as amended (the "Equipment Lease") and that the Supplier has given timely notice of its election to purchase such equipment. Upon receipt by New World of the purchase price for such equipment from Supplier, the parties agree to terminate the Equipment Lease. The parties covenant that they will complete the purchase and sale of the leased equipment associated with the Bagel Lines in accordance with the terms of the Equipment Lease prior to the Effective Time.

        9.4   Resources. Harlan shall devote to Supplier such of its resources as may be necessary to assist Supplier in timely and completely performing all of the Supplier's obligations under this Agreement. Supplier shall ensure it has adequate access to financial and human resources to allow it to timely and completely perform all of its obligations within this Agreement.

        9.5   Quality Controls; Audits. The parties agree that Supplier has established specific quality assurance criteria, which substantially conform to industry standards and which are generally based on

New World's processing quality assurance overview, the form of which is attached hereto as Schedule 9.5. To ensure compliance with such criteria, representatives of NWRG's (or its applicable New World Subsidiary's) quality assurance department may perform or facilitate the following: plant audits for process control validation or for cause; random product evaluations at distribution centers; product evaluations at the support center; and distribution trailer temperature monitoring, and such other evaluations reasonably designed to evaluate quality and quality controls pursuant to New World's quality assurance requirements. Supplier agrees to reimburse NWRG for reasonable expenses incurred only and directly to resolve confirmed material product deviations from the Formulations, Specifications or Procedures, such expenses to include but not limited to reasonable costs for travel, product evaluation in the New World stores, third party distribution centers or at the support center, product disposal, product shortages and losses and supply chain re-stocking of Products. The Harlan Companies agree to work with New World in good faith through the Steering Committee to continue to evaluate the Formulations, Specifications and Procedures to seek to identify methods by which costs could be reduced.

Article 10.0 Indemnification and Insurance

        10.1 Harlan. The Harlan Companies agree to indemnify NWRG and all New World Subsidiaries and New World Franchisees for, and hold NWRG and all New World Subsidiaries and New World Franchisees that purchase Products harmless from and against, all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by them resulting from: (a) any breach of any representation or warranty made by the Harlan Companies in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by the Harlan Companies in this Agreement; (c) any claim or action by any consumer or any other third party arising out of the production or sale of the Products by the Harlan Companies (including any claims or actions for bodily injury and any products liability claims or actions), provided, however, that the Harlan Companies shall have no obligation to indemnify NWRG or any New World Subsidiary or New World Franchisee with respect to any claim or action to the extent such claim or action is attributable to the alteration, handling or misbranding of Products after they have been delivered to NWRG or any New World Subsidiary or New World Franchisee or is attributable to the proper and correct use by the Harlan Companies of the Formulations, Procedures, Specifications or the other production-related Proprietary Information of New World or the use of the Marks or other packaging or labeling required by NWRG; or (d) any claim or action brought by any federal, state, local or foreign governmental agency in connection with the production or sale of the Products by the Harlan Companies (including without limitation any claim or action under any law or regulation relating to public health, the sale of food and drugs, and the safe conduct of business), provided, however, that the Harlan Companies shall have no obligation to indemnify NWRG or any New World Subsidiary or New World Franchisee with respect to any claim or action to the extent such claim or action is attributable to the alteration, handling or misbranding of Products after they have been delivered to NWRG or any New World Subsidiary or New World Franchisee or is attributable to the proper and correct use by the Harlan Companies of the Formulations, Procedures and Specifications or the other production-related Proprietary Information of New World or the use of the Marks or other packaging or labeling required by NWRG.

        10.2 New World. NWRG, ENC and MBC agree to indemnify the Harlan Companies for, and to hold the Harlan Companies harmless from and against, all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees) incurred or suffered by the Harlan Companies resulting from: (a) any breach of any representation or warranty made by NWRG, ENC or MBC in or pursuant to this Agreement; (b) any default in the performance of any of the covenants or agreements made by New World in this Agreement; (c) any claim or action by any consumer, governmental agency or any other third party, including any claim of infringement or violation of, or conflict with, any patent or trade secret of any third party, to the extent such claim or action is attributable to the use by the

Harlan Companies of the Formulations, Procedures, Specifications or the other production-related Proprietary Information of New World or is attributable to the alteration, handling or misbranding of Products after they have been delivered to NWRG, or any New World Subsidiary, New World Franchisee or Authorized Recipient or the use of the Marks or other packaging or labeling required by NWRG, ENC or MBC; or (d) any claim or action by any third party alleging infringement or violation of, or conflict with, any of the Marks or New World's trade dress, to the extent such claim or action is attributable to the use of the Marks or New World's trade dress used in accordance with NWRG's, ENC's or MBC's instructions pursuant to this Agreement.

        10.3 Defense. The parties agree that each party shall have the exclusive right to control the defense (and the right to establish the terms of any settlement) of any claim or action by any third party that could result in such party having an indemnification obligation under Section 10.1 or Section 10.2 above with counsel of such party's selection, that each party will promptly give the other party written notice of any claim or action of which it becomes aware that could result in such other party having an indemnification obligation under Section 10.1 or Section 10.2, and that each party will fully cooperate with the other party in the defense of any claim or action by the other party hereunder.

        10.4 Distributors. NWRG, ENC and MBC, and the Harlan Companies, acknowledge and agree that NWRG, New World Subsidiaries and New World Franchisees, on the one hand, and the Harlan Companies, on the other hand, may be required to enter into indemnity agreements with Authorized Recipients. NWRG, ENC, MBC and the Harlan Companies agree that (a) in the event NWRG or any New World Subsidiary or New World Franchisee is obligated to make indemnity payments under any such agreement resulting from any of the matters described in clauses (a) through (d), inclusive, of Section 10.1 hereof, the Harlan Companies shall indemnify NWRG or such New World Subsidiary or New World Franchisee for, and hold NWRG and such New World Subsidiary or New World Franchisee harmless from and against, such payment in accordance with Section 10.1 hereof, and (b) in the event that either of the Harlan Companies is obligated to make indemnity payments under any such agreement resulting from any of the matters described in clauses (a) through (d), inclusive, of Section 10.2 hereof, NWRG, ENC and MBC shall indemnify the Harlan Companies, and hold them harmless from and against, such payment in accordance with Section 10.2 hereof.

        10.5 Insurance. The Harlan Companies represent and warrant that they carry the following types of insurance coverage, written by insurance companies reasonably satisfactory to New World, having a current Best's rating of at least "A IX," that are licensed to do business in all relevant states, and shall include, at a minimum: (a) policies of workers' compensation and employers' liability insurance that comply with all state and federal laws, with employers' liability limits of not less than $500,000/500,000/500,000, (b) policies of commercial general liability insurance written on an occurrence basis, extended to include contractual liability, products and completed operations liability, and personal and advertising liability, with combined bodily injury and property damage limits of not less than $1,000,000 per occurrence, (c) policies of business automobile liability insurance, including bodily injury and property damage coverage, for all owned, non-owned and hired vehicles, with a combined single limit of liability of not less than $1,000,000 per occurrence for both bodily injury and property damage, (d) policies of commercial umbrella and/or excess liability insurance, sitting over all primary liability coverages (namely, employers' liability, commercial general liability and business automobile liability) with limits not less than $10,000,000 per occurrence. Such umbrella and/or excess liability insurance will provide at a minimum those coverages and endorsements required in the underlying policies, and (e) policies of property insurance providing coverage for direct physical loss or damage to real and personal property for all-risk perils, including flood and earthquake, where applicable. Appropriate coverage shall also be provided for boiler and machinery exposures and business interruption/extra expense exposures. All such policies shall name New World as an additional insured and contain endorsements (i) providing that the Harlan Companies' commercial general liability coverage (including products liability) (the "CGL Coverage") is primary relative to NWRG or any New

World Subsidiary or New World Franchisee, and that any other insurance maintained by NWRG or any New World Subsidiary or New World Franchisee with respect to the risks covered by the CGL Coverage is excess and non-contributing, and (ii) waiving any and all rights of subrogation against NWRG, New World Subsidiaries and New World Franchisees with respect to the CGL Coverage, and (iii) providing for a continuation of the CGL Coverage beyond the expiration or termination of this Agreement for claims made following such expiration or termination that are attributable to the manufacture of Products by the Harlan Companies during the Term. The Harlan Companies also represent and warrant that all premiums which have become due on such policies have been paid, that such policies are in full force and effect, and that such policies may not be canceled, changed or allowed to lapse through non-renewal, failure to pay premiums or otherwise except upon not less than 60 days' prior written notice to the Harlan Companies and NWRG, except that such notice period need not exceed 10 days in the case of failure to pay premiums. The Harlan Companies shall deliver to NWRG by the Effective Time evidence of the foregoing insurance coverages by providing to NWRG a satisfactory Acord Certificate of Coverage including NWRG, ENC and MBC as additional insureds, and will thereafter provide NWRG with a satisfactory Acord Certificate of Coverage upon the issuance of any renewal or replacement policies. The Harlan Companies agree to maintain such policies in full force and effect, in the amount set forth above, throughout the Term, and to maintain NWRG, ENC and MBC as additional insureds under such policies.

Article 11.0 Confidentiality

        11.1 Definitions. As used in this Agreement, the term "Proprietary Information" shall mean any knowledge or information, written or oral, which relates in any manner to the respective businesses of the Harlan Companies and New World which is confidential and proprietary information of the disclosing party, whether or not disclosed prior to, on or after the date hereof, including, without limitation, the business concepts, recipes, food preparation methods, equipment, operating techniques, marketing methods, financial information, demographic and trade area information, prospective site locations, market penetration techniques, plans, or schedules, customer profiles, preferences, or statistics, menu breakdowns, itemized costs, franchisee composition, territories, and development plans, products, production techniques and all related trade secrets or confidential or proprietary information treated as such by the disclosing party, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary. Proprietary Information shall include, without limitation, all information furnished to a party in writing. As used in this Article, the term "disclosing party" shall mean the party to this Agreement which discloses or makes available Proprietary Information to the receiving party, and the term "receiving party" shall mean the party to this Agreement to whom Proprietary Information is disclosed or made available by the disclosing party.

        11.2 Formulations Specifications and Procedures. Without limiting the generality of Section 11.1 hereof, the parties acknowledge and agree that the Formulations, Specifications and Procedures are the Proprietary Information of New World and will be treated as Proprietary Information that does not become stale with the passage of time for purposes of the last sentence of Section 11.3 hereof. The Harlan Companies agree that in the use of the Bagel Lines for production of any products for persons other than Authorized Recipients, the Harlan Companies shall ensure that Proprietary Information or other intellectual property (including patent rights) of New World will not be subject to a risk of unauthorized use by third parties or disclosure to third parties by reason of the use of the Bagel Lines.

        11.3 Obligations. The receiving party shall hold all Proprietary Information in strict confidence, shall use such Proprietary Information only for the benefit of the disclosing party and shall disclose such Proprietary Information only to the receiving party's employees and agents who have a need to know such Proprietary Information in order to assist the receiving party in performing its obligations under this Agreement provided such employees and agents each have individually entered into a confidentiality agreement in form satisfactory to the disclosing party or are otherwise obligated by a written agreement with the receiving party to maintain the confidence of the Proprietary Information, which agreement the parties hereby agree may be directly enforced by the disclosing party. The receiving party shall not disclose Proprietary Information to any other person or entity. The obligations hereunder to maintain the confidentiality of Proprietary Information shall continue: (a) for five years from the date of disclosure of the Proprietary Information, in the case of Proprietary Information that by its nature becomes stale with the passage of time (e.g., financial information, development plans) and (b) indefinitely, in the case of the Proprietary Information that by its nature does not become stale with the passage of time (e.g. trade secrets, production techniques, recipes).

        11.4 Exceptions. The obligations of the parties specified in Section 11.3 shall not apply to any Proprietary Information which (a) is disclosed in a printed publication available to the public prior to the date of this Agreement, or becomes known to the public through no act of the receiving party or its employees, agents or other person or entity which has received such Proprietary Information from or through the receiving party, provided, however, that a combination of ingredients or processes that has not been disclosed to, or become known by, the public shall remain subject to Section 11.3 notwithstanding the fact that the identity of such ingredients or processes may be known, (b) is approved for release by written authorization of an officer of the disclosing party, (c) can be established by the receiving party by documentary evidence to have been in the legitimate and lawful possession of the receiving party at the time revealed by the disclosing party to the receiving party, (d) is lawfully received by the receiving party without restriction from a third party subsequent to this Agreement, which third party did not obtain the Proprietary Information through improper means or disclose the Proprietary Information without authorization, or (e) is required to be disclosed by law or regulation or by proper order of a court of applicable jurisdiction after adequate notice to the disclosing party, sufficient to permit the disclosing party to seek a protective order therefor, the imposition of which protective order the receiving party agrees to approve and support. In addition, after consultation with the disclosing party, the receiving party may disclose only that Proprietary Information that the receiving party believes in good faith it is required to disclose (x) in connection with any filing that is made or disclosure document that is prepared for the purpose of complying with federal or state securities or franchise laws, rules or regulations or (y) to comply with the rules of any stock exchange or quotation system or any other regulatory requirements; provided, however, that in any event trade secrets, production techniques, recipes and similar Proprietary Information of a disclosing party will not be disclosed by the receiving party without the written consent of the disclosing party.

        11.5 Return of Information. The receiving party (and each employee, agent, or other person or entity which has received such Proprietary Information from or through the receiving party) shall, upon the request of the disclosing party, return all documents and other tangible manifestations of Proprietary Information received from the disclosing party, including all copies and reproductions thereof. The receiving party will thereafter certify in writing to the disclosing party that all Proprietary Information has either been returned to the disclosing party or destroyed.

Article 12.0 Termination

        12.1 Bankruptcy. If a petition in bankruptcy is filed by any party, or if any party is adjudicated a bankrupt, or if any party makes a general assignment for the benefit of creditors, or if a receiver is appointed on account of the insolvency of any party, this Agreement may be terminated by New World if the affected party is a Harlan Company or by the Harlan Companies if the affected party is New World, if such actions are not reversed or such proceedings are not dismissed within sixty (60) days after written notice given to the affected party.

        12.2 Breach of Contract. If any party is in material breach of any warranty or provision of this Agreement or otherwise materially fails to perform hereunder, then the non-breaching party may, without prejudice to any other right or remedy, terminate this Agreement if the consequences of such breach are not remedied within thirty (30) days after written notice to the breaching party of such breach, except that such thirty (30) days will be extended if and to the extent that the breaching party commences a cure within such thirty (30) days and uses commercially reasonable best efforts to effect such cure as soon as possible and completes such cure within thirty (30) days thereafter.

        12.3 Survival of Provisions. The provisions of Articles 6, 7, 8, 9, 10 and 11 and any other provisions hereof requiring performance by a party following termination or otherwise requiring payments (such as, but not limited to, Sections 3.2.3 and 4.4) shall survive the expiration or any termination of this Agreement.

        12.4 Purchases Upon Termination. Upon expiration or termination of this Agreement for any reason, NWRG, ENC and MBC shall purchase from the Harlan Companies all finished Products in inventory, all packaging materials and labeling in inventory purchased by the Harlan Companies pursuant to Section 2.5 hereof, and reasonable levels of ingredients and raw materials in the Harlan Companies' inventory, at the Harlan Companies' cost, F.O.B. the Production Facility.

        12.5 Force Majeure. Notwithstanding the foregoing, in case of Force Majeure preventing or hindering a Harlan Company from manufacturing or delivering the Products or New World from receiving or marketing the Products, the party affected may give written notice to the other containing reasonable particulars of the Force Majeure in question and the effect of such Force Majeure as it relates to the obligations of the affected party hereunder and such Force Majeure will not constitute a default hereunder, provided that the party affected by the delay makes reasonable efforts to correct the reason for such delay. Such notice, whether given by a Harlan Company or New World entitles Harlan Company or New World to suspend deliveries during the period of Force Majeure. For the purpose of this Agreement, "Force Majeure" means any of the following events beyond the control of the parties:

  (a)
  lightning, storms, earthquakes, hurricanes, tornados, landslides, floods and other Acts of God;

  (b)
  substantial or material fires, explosions, breakage of or accidents to plant, machinery, equipment and storage;

  (c)
  civil disturbances, sabotage, war, blockades, insurrections, vandalism, riots, epidemics, border closures; or

  (d)
  inability to obtain supplies necessary to manufacture and package the Products at the Production Facility if inability is industry wide among manufacturers of similar product to the Products or inability to obtain electric power, water, fuel or other utilities, or services necessary to operate the Production Facility;

but does not include the inability of either party to obtain financing or any other financial inability on the part of either party. In the event of Force Majeure, the Contact Minimums shall be appropriately reduced pro rata based upon the number of days the effect of the Force Majeure event exists.

        12.6 Reoccurring Breaches of Contract. In the event that any of the Harlan Companies are in material breach of this Agreement, and New World has sent written notice of default pursuant to Section 12.2 above more than four (4) times in any twelve (12) month period, New World shall have the option to terminate this Agreement by providing the Harlan Companies with at least thirty (30) days prior written notice, provided such notice is given within sixty (60) days of the last material breach, regardless of whether such material breaches have been cured or are in the process of being cured.

Article 13.0 Miscellaneous

        13.1 Amendment. The parties hereto may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

        13.2 Expense. Each party to this Agreement shall pay all of the expenses incurred by it in connection with this Agreement, including without limitation its legal and accounting fees and expenses, and the commission, fees and expenses of any person employed or retained by it to bring about, or to represent it in, the transactions contemplated hereby.

        13.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Harlan Companies may not assign their rights or delegate their duties hereunder without the prior written consent of NWRG (which consent shall also be deemed to be given on behalf of ENC and MBC).

        13.4 Entire Agreement. This instrument and the exhibits and schedules attached hereto contain the entire agreement of the parties hereto with respect to the purchase and sale of the Products and the other transactions contemplated herein, and supersede all prior understandings and agreements of the parties with respect to the subject matter hereof, except that the parties acknowledge that the terms of Sections 2 through 9 of that certain letter agreement dated July 18, 2006 remain in full force and effect and that the Prior Agreement remains in effect prior to the Effective Time and remains applicable as to the parties' obligations with respect to Products sold and performance under the Prior Agreement prior to the Effective Time. Any reference herein to this Agreement shall be deemed to include the exhibits and schedules attached hereto. In the event of any inconsistency between this Agreement and any purchase order, confirmation or similar document or instrument of NWRG, any New World Subsidiary or New World Franchisee or the Supplier, this Agreement shall govern.

        13.5 Business Relationship. Except as expressly set forth in this Agreement or hereafter agreed in writing by the Harlan Companies and NWRG, ENC and MBC, (a) neither NWRG, ENC, nor MBC are promising, committing to or guaranteeing that any business relationship with the Harlan Companies or the Harlan Companies' status as an approved supplier will continue for any specified time period, and (b) neither NWRG, ENC, nor MBC are agreeing to reimburse the Harlan Companies for any costs, expenses, investments or other amounts incurred or expended by the Harlan Companies (and no such amounts have been or will be incurred or expended in reliance on continued business from NWRG or New World Subsidiaries or New World Franchisees).

        13.6 Headings. The descriptive headings in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

        13.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

        13.8 Notices. Any notice, request, information or other document to be given hereunder shall be in writing. Any notice, request, information or the document shall be deemed duly given three business days after it is sent by registered or certified mail, postage prepaid, to the intended recipient, addressed as follows:

        If to the Supplier or Harlan, addressed to such party at the following address:

    Harlan Bakeries, Inc.
    7597 East U.S. Highway 36
    Avon, Indiana 46123
    Attention: Hugh P. Harlan

        with a copy to such party at the following address:

    Harlan Enterprises, LLC
    P. O. Box 29176
    Indianapolis, Indiana 46229
    Attention: Hal P. Harlan

        and a copy to:

    Bose McKinney & Evans LLP
    135 North Pennsylvania Street
    2700 First Indiana Plaza
    Indianapolis, Indiana 46204
    Attention: Roberts E. Inveiss, Esq.

        If to NWRG, ENC or MBC, addressed as follows:

    New World Restaurant Group, Inc.
    1687 Cole Boulevard
    Golden, CO 80401
    Attention: Charles Stelmokas

        with a copy to:

    New World Restaurant Group, Inc.
    1687 Cole Boulevard
    Golden, CO 80401
    Attention: Jill B.W. Sisson, Esq.

Any party may send any notice, request, information or other document to be given hereunder using any other means (including personal delivery, courier, messenger service, fax or ordinary mail), but no such notice, request, information or other document shall be deemed duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice.

        13.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado applicable to contracts made and to be performed wholly therein.

        13.10   Injunctive Relief. In the event of a breach or threatened breach of any of the provisions of Article 11.0 of this Agreement, the parties acknowledge and agree that the non-breaching party will not have an adequate remedy at law and therefore will be entitled to enforce any such provision by temporary or permanent injunctive or mandatory relief as a remedy for any such breach, and that such remedy shall not be deemed to be the exclusive remedy for any such breach but shall be in addition to all other remedies, subject, however, to the provisions of Section 13.11 hereof. In addition, nothing herein contained shall bar a party's right to obtain injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

        13.11   Limitation of Liability. In no event shall either party hereto seek, or be liable to the other party hereto for, speculative, exemplary or punitive damages.

        13.12   Publicity. No press release or other public or trade announcement or statement related to this Agreement or the transactions contemplated hereby (or the existence of any discussions or negotiations between the parties regarding any other possible transactions) will be issued, and no disclosure of this Agreement or the terms hereof will made, by either of the Harlan Companies without the prior approval of NWRG. NWRG agrees to use reasonable best efforts to consult with the Harlan

Companies prior to issuing any press release or public or trade announcement or statement relating to this Agreement or the transactions contemplated hereby, except to the extent immediate disclosure is required in the opinion of NWRG's counsel, in order for New World to comply with applicable securities laws.

        13.13   No Agency. Nothing contained herein or done hereunder shall be construed as creating a joint venture or partnership or as constituting any party hereto the agent of the other.

        13.14   Waiver. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, or any rights with respect hereto, shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement. No waiver of any breach of this Agreement by any party shall be deemed a waiver of any preceding or succeeding breach and no such waiver shall be valid or enforceable unless contained in a written instrument duly signed by the parties hereto.

        13.15   Severability. If any term or condition of this Agreement shall be finally adjudicated to be enforceable or invalid by any court having jurisdiction with respect thereto, all the other terms and conditions of this Agreement shall remain in full force and effect and shall not be affected thereby so long as the remaining terms of this Agreement reflect substantially the intent of the parties.

        13.16   Venue. The parties agree that any action brought by the Harlan Companies against NWRG, ENC or MBC in any court, whether federal or state, may be brought within the State of Colorado. Any action brought by NWRG, ENC or MBC against the Harlan Companies in any court, whether federal or state, may be brought within the state and judicial district in which any of the Harlan Companies has their principal place of business. The parties agree that this Section 13.16 shall not be construed as preventing either party from removing an action from state to federal court. The parties hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision. Any such action shall be conducted on an individual basis, and not as part of a consolidated, common, or class action.

        13.17   Remedies are Cumulative. No right or remedy conferred upon or reserved to NWRG, ENC or MBC, or the Harlan Companies, by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each shall be cumulative of every other right or remedy, subject, however to the provisions of Section 13.11 hereof.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEW WORLD RESTAURANT GROUP, INC.
By:	/s/ PAUL J.B. MURPHY III
EINSTEIN AND NOAH CORP.
By:	/s/ PAUL J.B. MURPHY III
MANHATTAN BAGEL COMPANY, INC.
By:	/s/ PAUL J.B. MURPHY III
HARLAN BAGEL SUPPLY COMPANY, LLC
By:	/s/ HUGH P. HARLAN
HARLAN BAKERIES, INC.
By:	/s/ HUGH P. HARLAN

Exhibits

Exhibit A	Determination of Material Cost (Statement of Material Costs)
Exhibit B	Determination of Energy Costs (Statement of Energy Costs)
Exhibit C	Distributors Constituting Authorized Recipients
Schedules
Schedule 4.1.1	Category A Product Pricing
Schedule 4.1.2	Category B Product Pricing
Schedule 9.5	New World Processing Quality Assurance Overview

        Exhibit A

Determination of Material Cost (Statement of Material Costs)

Category A Products:

        (List)

Category B Products:

        (List)

Note: Determination of material costs will be in accordance to the established pricing format and methods attached as presented during the meeting of September 21, 2006 for August 2006.

        Exhibit B

        Determination of Energy Costs (Statement of Energy Costs)

        ***

        Exhibit C

Distributors Constituting Authorized Recipients

CDI—Warehouse 5545 Shawland Road Jacksonville, FL 32254 877-659-1736 x214 Kristen Carroll Kristen.Carroll@cdi-llc.com	Mile Hi 4701 E. 50th Avenue Denver, CO 80216 303-270-9838 Bob Mares RMares@mhff.net
McCabe's Main Contact—All Centers 17600 NE San Rafael Portland, OR 97230 800-553-4770 x110 Staci Becerra Staci.Becerra@mccabesfoods.com	McCabe's Los Al 10681 Calle Lee Los Alamitos, CA 90720 800-423-4515 x321 Dianna Bailey-Thompson Dianna.Bailey-Thompson@mccabesfoods.com
McCabe's Milpitas 1025 Montague Expressway Milpitas, CA 95035 800-637-1232 x7058 Debbie Correa Debbie.Correa@mccabesfoods.com	McCabe's Portland 17600 NE San Rafael Portland, OR 97230 800-553-4770 x141 Sherry Sewell Sherry.Sewell@mccabesfoods.com
McCabe's Phoenix 624 S. 25th Ave, Suite #1 Phoenix, AZ 85009 800-716-7691 x10 Tammy Brown Tammy.Brown@mccabesfoods.com	Blueline Headquarters 24120 Haggerty Road Farmington Hills, MI 48335 248-442-4622 Larry Gouldman Larry.Gouldman@bldcorp.com
Blueline Chicago 1479 Regency Court Calumet City, IL 60409 708-862-1513 Dennis O'Neil Dennis.ONeil@bldcorp.com	Blueline Novi 43600 Gen-Mar Drive Novi, MI 48375 248-478-6015 Gary Wilson Gary.Wilson@bldcorp.com
Blueline Columbus 2250 Spiegel Drive Suite M Groveport, OH 43125 614-846-0055 Sherrie Coulson Sherrie. Coulson@bldcorp.com	Blueline Dallas 814 Avenue R Grand Prairie, TX 75050 972-247-7600 Elsa Garcia Elsa.Garcia@bldcorp.com
Blueline Swedesboro 501 Arlington Blvd Swedesboro, NY 08085 856-467-0641 Roy DeRidder Roy.DeRidder@bldcorp.com	CDI—Purchasing 5151 Brook Hollow Pkwy, Ste 225 Norcross, GA 30071 770-242-1553 Megan Brown MBrown@cdi-llc.com

Schedule 4.1.1

Category A Product Pricing

        See attached pricing, which will be adjusted pursuant to Article 4.0 of the Agreement.

        ***

Schedule 4.1.1

Category B Product Pricing

        ***

Schedule 9.5

NWRG QUALITY ASSURANCE

PROCESSING EVALUATION

Kim Knutsen

Senior Director, Quality Assurance

Einstein and Noah Corporation

303-568-8158

Einstein and Noah Processing Quality Assurance Overview

        NWRG Quality Assurance program begins with vendor selection or addition of new items from existing vendors. The process is rigorous and involves all operational departments associated with procurement, research, store operations, quality maintenance and distribution. After new vendor or new item selection the processor will be notified by NWRG Procurement so the vendor or new item can be set up for receiving.

NWRG Corporate Quality Assurance Responsibility

        NWRG Corporate Quality Assurance will provide to our processors pertinent QC information via a NWRG Material Information document for the purpose of ensuring receipt, handling, storage and shelf life criteria are known.

        NWRG Corporate Quality Assurance is available to clarify food handling procedures and will provide guidance where deviations from the specifications are apparent.

        NWRG Corporate Quality Assurance will perform periodic and unannounced inspections and food evaluations to ensure our food and packaging is handled properly and the processor meets acceptable hygiene and regulatory standards. The visits can occur for the following reasons:

  1.
  Routine—no cause

  2.
  Store or commissary quality complaints

  3.
  Unsatisfactory or sliding processor service level trends

  4.
  Substandard processor quality evaluation

Processor Responsibility

        The processor will be responsible for utilizing this information to ensure NWRG distributors receive acceptable quality products with appropriate remaining shelf life. Ensuring NWRG operations receives the quality of food and shelf life will involve the following general processing functions:

  1.
  Personnel—personnel are trained to recognize basic food quality attributes and appropriate receiving criteria to ensure the ingredients for NWRG food is received within NWRG specifications.

  2.
  Storage—After receiving, the products are placed in the appropriate storage environment (dry, refrigerated, frozen) until selection, loading and delivery. The storage areas are maintained at the appropriate temperature ranges and in acceptable sanitary and physical conditions.

  3.
  Stock Rotation—Processors will ensure shelf life sensitive items are used within proper code date rotation.

  4.
  Food Inspection—Processor personnel will perform a weekly inspection of short shelf life products to ensure proper quality and adequate shelf life is available to production.

  5.
  Temperature Monitoring—Processors will have installed continuous temperature monitoring devices that are interlocked with an alarm system that will notify personnel when the high and low set points are exceeded. Personnel will daily document the refrigeration and freezing section temperatures.

  6.
  Sanitary and Maintenance condition—Processors will be maintained in a sanitary and physical condition that will not compromise food quality, food safety and will comply with all food regulatory agency requirements and standards.

  7.
  Delivery Trailers—delivery trailers will be inspected prior to loading to ensure proper sanitary and physical conditions. Processors will ensure trailers are equipped with appropriate refrigeration and freezer units that will maintain the food at the required temperature throughout the transportation to the DC.

  8.
  Quality Holds / Damage / Returns—there will be a separate area or a designated locking system in each storage environment designated for segregation and holding of ingredients and foods placed on QC hold or returned as damaged. These areas will be appropriately identified and the foods tagged with appropriate QC Hold tags.

  9.
  Product Disposal—Finished products disposed of at the direction of NWRG Corporate Quality Assurance will be inventoried and a disposal document provided to NWRG QA confirming disposal. Products being disposed will be in accordance with standard disposal procedures, if needed NWRG QA will provide guidance for disposal.

  10.
  Product Retrieval / Recalls—Processors will have the ability to perform product trace, recall and quarantine procedures consistent with FDA guidelines.

  11.
  Facility Inspection—Processors will have the facility inspected at least monthly to ensure the location is maintained in a sanitary and physical condition that complies with all food regulatory hygiene requirements. Reports upon request be provided to NWRG Quality Assurance, Golden, Colorado.

  12.
  Critical Products Handling Procedures—the following products are crucial to NWRG menu items and must be handled accordingly. Failure to follow these procedures will seriously compromise the integrity and functionality of the food.

  a.
  Bagels—bagels must be stored in a frozen environment (<-10 F). Bagels left out of the freezer more than 30 minutes will begin to thaw and the yeast will activate causing the bagels to proof prematurely and be substandard at the stores.

  b.
  Transportation to DC's—Bagels must be transported in trailers capable of maintaining an environment of 0 F

        Section B

HACCP—Hazard Analysis Critical Control Point

        Processors will have implemented a HACCP monitoring program with appropriate monitoring documentation. The HACCP program is designed to segregate the operational monitoring steps and procedures required to ensure potentially hazardous foods are managed in a manner that eliminates conditions that create or contribute to food borne illness in distribution.

        Processors are encouraged to use the nationally recognized HACCP documentation format for developing the HACCP program.

        The HACCP program must be designed in a manner consistent with the National Advisory Committee for Microbiological Criteria of Foods (NACMCF). Additionally, NWRGC requires proof of employee training and CCP performance. Refer to the examples of HACCP component documentation in this section for guidance. The HACCP criteria and NWRG requirements include:

A.
Product Description

B.
Material Risk Assessment

C.
Product Risk Assessment

D.
Equipment Risk Assessment

E.
Process Flow Chart

F.
Critical Control Point (CCP) Determination

G.
Establish CCP Limits

H.
Establish CCP Monitoring Procedures

I.
Establish DDP Deviation Response Procedures

J.
Establish CCP Verification Procedures

K.
Written Hazard Identification Control Document

L.
Establish effective CCP management documentation

M.
Train employees and document training

N.
Evaluation process of CCP performance

O.
Communicate CCP performance

Process Control Management

        Processors must have documented a master "Process Control Requirements" (PCR) plan for producing NWRG products. The PCR will contain the following information for all critical steps of processing:

A.	Processing Location	Room, Area
B.	Processing Step	Ingredient Receiving criteria, scaling, mixing
C.	Processing Measurements	Weight, pH, Temperature, Line Speed
D.	Deviation Procedures	Discard, rework
E.	Process Validation	Process to ensure the PCR is accurate
F.	Finished Product Evaluation	Daily, batch, lot

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